SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                                    FORM 8-K


               Pursuant to Section 13 or 15(d) of
               The Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): July 22, 1998

        ________________________ADVANTA Corp.____________________________
             (Exact name of registrant as specified in its charter)




        _______Delaware__________  _____0-14120________  ___23-1462070____
        (State or other jurisdic-  (Commission File      (IRS Employer
        tion of incorporation or    Number)             Identification No.)
        Organization)




         Welsh and McKean Roads, P.O. Box 844, Spring House, PA
            (Address of principal executive offices)

                              19477
                           (Zip Code)





Registrant's telephone number, including area code:  (215) 657-4000

     Item 5.   Other Events

On July 22, 1998 Advanta Corporation announced that its net income for the second quarter of 1998 was $9.5 million, or $0.35 per share on a diluted basis for its Class A and Class B shares combined. This represents an increase of $3.2 million, or 51% from the net income of $6.3 million from Advanta Mortgage and Advanta Business Services that was reported in the first quarter of this year. Advanta also announced that it closed the quarter in a strong capital position with equity, including capital securities, of approximately $658.6 million and in a strong cash position with approximately $475 million of unrestricted cash and equivalents at the parent and $580 million in unrestricted cash and equivalents at its two banks. The Company continues to be comfortable with its earlier estimates of net income of approximately $70 million in 1998.

Highlights included the following items:

Loan Originations

The Company reported that loan production at its mortgage and business services units continues to be strong. Loans originated by these businesses totaled $1.67 billion this quarter, an increase of 32.0% over the second quarter of last year and 12.2% over the first quarter of 1998. Advanta's total managed receivables expanded by 9.4% this quarter to $8.04 billion from $7.35 billion at March 31, 1998, an annualized growth rate of 37.6%.

Advanta Mortgage originated $1.25 billion in new loans during the second quarter, an increase of 36.3% over the year-ago quarter and 9.8% over the first quarter of 1998. As a result, the mortgage unit's managed receivables increased this quarter by 9.9% to $6.65 billion, an annualized growth rate of 39.6%.
Highlights relating to loan originations follow:

     Loans originated directly from consumers totaled $382 million, an increase of 35.0% over the $283 million originated in the first quarter of this year and 75.0% over the $218 million that was originated in the second quarter of last year. The Company's newly launched direct response television business generated $49 million in originations directly from consumers, 84.9% higher this quarter than in the first quarter.

     Originations through brokers grew by 35.4% in the second quarter to $106 million from $78 million last quarter and $66 million in the second quarter of last year.

     Loan originations of the conduit business were $376 million this quarter compared to $404 million last quarter and $299 million in the second quarter of 1997.

     Loan originations of the corporate finance business of $324 million this quarter were slightly lower than the $349 million originated last quarter and were higher than the $299 million originated through this channel in the comparable period last year.

     Auto loan originations were $58 million compared to $21 million in the first quarter and $33 million in the second quarter of last year.

Advanta Business Services originated $348 million in business credit card receivables and $74 million in lease receivables this quarter. The managed portfolio of business loans and leases of $1.38 billion at June 30, 1998 grew by 6.4% from the preceding quarter and 26.4% from the year ago quarter. Business credit card originations were 20.3% higher than in the first quarter of this year and lease originations were 18.7% higher than in the first quarter of this year.

Gain on Sale

Advanta Mortgage completed three securitizations with an aggregate principal balance of $1.06 billion this quarter. In addition, the Company sold $89 million in whole loans and increased its portfolio of loans held in off-balance sheet
Commercial Paper conduit facilities by approximately $64 million. The Company recognized $53.9 million in gains resulting from the securitization and sale of these receivables.

In this quarter, in accordance with Advanta's practice of regularly reviewing and, where appropriate, adjusting the gain receivable ("IO Strip") assumptions for the Company's experience, the Company recognized a pretax charge against second quarter earnings of $23.9 million. Prepayment rate assumptions used in valuing the Company's IO Strip were revised to 27% for fixed rate loans, 33% for intermediate rate loans and 39% for ARMs. At the end of the first quarter the prepayment assumptions were 24% for fixed rate loans, 29% for intermediate rate loans and 34% for ARMs.

Advanta Business Services recognized $7.5 million in securitization income. This includes approximately $3.9 million in gains from the securitization of $72.6 million of leases. The remainder represents excess servicing income received from business card loans.

Contract Servicing

The Company's contract servicing portfolio was $8.2 billion versus $8.8 billion at the end of the first quarter and $7.5 billion at the comparable period last year. The decrease in contract servicing volume since the first quarter resulted from the previously announced withdrawal of business by certain customers who have begun servicing their own portfolios, and from higher prepayments in our sub-serviced portfolios. The Company has revised its guidance and expects that this portfolio will range from $7.0 billion to $8.0 billion by the end of 1998.

Credit Quality

Net managed charge-offs for home equity loans were 0.61% this quarter compared to 0.49% last quarter. The combined delinquency rate for home equity and auto loans of 6.86% was slightly below the 7.05% for the last quarter.

Net managed charge-offs on business credit card loans increased from 5.71% last quarter to 6.57% this quarter as the portfolio continued to season. For the lease portfolio, net managed charge-offs decreased significantly from 3.17% last quarter to 2.26% this quarter due to improvements in collection efforts. The combined over 30 day delinquency rate for business loans and leases was 5.22% this quarter compared to 6.15% last quarter.
This was the result of improvements in both business card and leasing delinquencies which are attributable to improvements in collection efforts.

Liquidity

At June 30, 1998, Advanta had approximately $475 million in unrestricted cash and equivalents at the parent and $580 million of unrestricted cash and equivalents at its two banks. The decrease in cash and equivalents at the Company's banks during this quarter is primarily attributable to the following previously announced transactions: (1) Advanta National Bank repurchased approximately $93 million of its debt, and (2) Advanta National Bank retained $445 million of notes issued in connection with the Company's second quarter securitization of mortgage receivables. These transactions are part of the Company's ongoing plan to efficiently manage its liquidity while maintaining funding flexibility.

Operating Expenses

The Company's operating expenses this quarter totaled $74.5 million, or 3.86% of average managed receivables. As the Company's managed portfolio continues to grow during the year, it is expected that the ratio of operating expenses to managed receivables will be within the range of 3.60% to 3.90%.

Advanta is a highly focused financial services company with 2,400 employees, over $10.0 billion in managed assets and $8.2 billion in assets serviced for third parties. Advanta provides consumers and small businesses with innovative products and services including mortgages, equipment leases, business credit cards, insurance and deposit products. The Company also provides a full range of loan purchasing, contract servicing and securitization services to the mortgage industry.

This Report on Form 8-K contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The most significant among these risks and uncertainties are: (1) factors that affect consumer debt; (2) competitive pressures; (3) the level of delinquencies and charge-offs; (4) the rate of prepayments; (5) the level of expenses; (6) the timing of the securitizations of the Company's receivables; and (7) the ratings on the debt of the Company and its subsidiaries. Additional risks that may affect the Company's future performance are detailed in the Company's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q.

Item 7.   Financial Statements and Exhibits

(c)  Exhibits

     The following exhibits are filed as part of this Report on Form
     8-K.

     27   Financial Data Schedules
     99   Selected Summary Financial Information

                                                             Exhibit 99
                          Advanta Corp.
                           Highlights
           Supplemental Consolidating Income Statement
                         (In thousands)


                                    Three Months Ended June 30, 1998
                                           Advanta
                               Advanta     Business     Other
                               Mortgage    Services      (A)      Total

Revenues:
Gain on sale of receivables   $  53,859    $  7,451   $     -   $  61,310
Interest income                  26,523       7,786    13,114      47,423
Servicing revenues               22,162           -         -      22,162
Imputed interest                (13,995)          -         -     (13,995)
Other                             1,150      14,882    (1,918)     14,114
     Total revenues              89,699      30,119    11,196     131,014


Expenses:
Operating expenses               53,613      17,913     2,939      74,465
Interest expense                 23,105       5,252     7,869      36,226
Provision for credit losses       2,334       4,512         -       6,846
    Total expenses               79,052      27,677    10,808     117,537

Income before income taxes       10,647       2,442       388      13,477
Provision for income taxes        3,194         733        79       4,006
    Net income                 $  7,453     $ 1,709   $   309    $  9,471



(A)  Other includes the insurance and venture capital divisions.

                          Advanta Corp.
                           Highlights
             ($ in thousands, except per share data)

                                        Three Months Ended
                                                                   Percent
                                                                    Change
                          June 30,       March 31,     June 30,   from Prior
ORIGINATIONS (A)            1998            1998         1997        Quarter
Direct                 $   382,242    $   283,048     $  218,392     35.0%
Broker                     106,188         78,423         66,156     35.4
Conduit                    376,145        403,811        298,735     -6.9
Corp. Finance              324,484        349,415        298,968     -7.1
Auto                        58,356         21,103         32,651    176.5
Total Advanta
 Mortgage loans        $ 1,247,415    $ 1,135,800     $  914,902      9.8%

Leases                 $    74,352    $    62,651     $   87,876     18.7%
Corporate cards            348,222        289,400        262,644     20.3
Total leases and
 corporate cards       $   422,574    $   352,051     $  350,520     20.0%

SECURITIZATION/SALES VOLUME (A)
Mortgage               $ 1,215,097    $ 1,014,860     $  765,856     19.7%
Leases and corporate
 cards                     135,426        110,218        214,317     22.9
Total
 securitization/sales
 volume                $ 1,350,523    $ 1,125,078     $  980,173     20.0%

AVERAGE MANAGED RECEIVABLES (A)
Mortgage loans         $ 6,208,526    $ 5,620,710     $3,557,933     10.5%
Leases and corporate
 cards                   1,340,936      1,262,704      1,013,505      6.2
Other loans                 14,785         12,458         25,390     18.7
Total average managed
 receivables           $ 7,564,247    $ 6,895,872      4,596,828      9.7%

Total average
 serviced receivables  $15,898,544    $16,000,830    $11,149,846     -0.6%

ENDING MANAGED RECEIVABLES (A)
Mortgage loans         $ 6,646,001    $ 6,046,393    $ 3,934,002      9.9%
Total serviced
 mortgage loans         14,818,228     14,817,825     11,447,944      0.0
Leases and corporate
 cards                   1,377,316      1,294,447      1,089,592      6.4
Other loans                 17,649         11,770         37,480     49.9
Total managed
 receivables             8,040,966      7,352,610      5,061,074      9.4

Total serviced
 receivables           $16,213,193    $16,124,042    $12,575,016      0.6%

KEY IO ASSUMPTIONS
Assumed Prepayment Rates
      Fixed                  27%       24%
      ARMs                   39%       34%
      Intermediate           33%       29%
Assumed loss rate         95 bps    80 bps
Assumed discount rate        14%       14%

(A) Excludes consumer credit card business and gain on transfer of the business.

                          Advanta Corp.
                           Highlights
             ($ in thousands, except per share data)



                                      Three Months Ended
                                                                     Percent
                                                                      Change
                                                                       from
EARNINGS                      June 30,     March 31,      June 30,     Prior
                               1998          1998           1997      Quarter
As a % of average managed
receivables (A):
     Operating expenses        3.86%         3.36%          3.53%       14.9%
     Charge-offs               1.49          4.35           5.54       -65.7
Earnings per common share      0.35         11.84           0.09       -97.0
Diluted earnings per share     0.35         11.04           0.09       -96.8
Return on average
 common equity                 6.37%       260.14%          2.10%      -97.6

COMMON STOCK DATA
Weighted average
 common shares
 used to compute:
Earnings per common share    24,523        35,278         42,772       -30.5%
Diluted earnings per share   24,702        37,915         43,208       -34.8

Ending shares outstanding    25,368        25,234         44,068         0.5

Stock price:
  Class A
      High                 $ 26.250      $ 32.750       $ 37.250       -19.8
      Low                    19.250        21.000         20.000        -8.3
      Closing                21.938        22.500         36.750        -2.5
  Class B
      High                   24.250        31.250         36.250       -22.4
      Low                    17.500        19.688         18.875       -11.1
      Closing                19.875        21.000         35.688        -5.4

Cash dividends declared
   Class A                    0.063         0.063          0.110         0.0
   Class B                    0.076         0.076          0.132         0.0

Book value per common share   20.44         20.20          17.32         1.2


(A) Includes consumer credit card business and gain on transfer of the business.

                          ADVANTA CORP.
                      Guidance Information
                         ($ in millions)

Note: All data relates to the managed portfolio unless otherwise noted

                                                   Updated as of
                                                   July 22, 1998

Ending Receivables
      Advanta Mortgage                            $8,000 to $9,000
      Mortgage Loans Serviced for Fee             $7,000 to $8,000(A)
      Advanta Business Services                   $1,500 to $1,800

Revenue Assumptions
      Advanta Mortgage:
        Gain on sale (as a % of
         receivables securitized or sold)         4.20% to 4.60%(A)
        Servicing fee income (as a % of
         average serviced receivables)            55 bps to 65 bps

      Advanta Business Services:
        Securitization income (as a % of leases
         securitized and business credit card
         loans originated)                        2.25% to 2.75%(B)
        Fee income                                3.00% to 3.50%(B)

IO Strip Valuation Assumptions as of
 June 30, 1998:
      Assumed Prepayment Rates
        Fixed                                          27.0%(A)
        ARMs                                           39.0%(A)
        Intermediate                                   33.0%(A)
      Assumed loss rate                                95 bps(A)
      Assumed discount rate                            14%

Net Charge-Off Ratios
      Advanta Mortgage                            70 bps to 80 bps
      Advanta Business Services                   400 bps to 450 bps

Operating Expenses                                3.60% to 3.90%(A)

Equity/Managed Assets(C)                          6% to 7%

Segment Net Income
      Advanta Mortgage                           Approx. $60
      Advanta Business Services                  Approx. $10

Net Income                                       Approx. $70
        3rd Quarter                              $15 to $20
        4th Quarter                              $35 to $40

Note: The above information reflects the Company's good-faith estimates of certain preliminary projected results for 1998. This information is subject to various risks and uncertainties, as described in the accompanying press release.
(A) Indicates modification to previous guidance
(B) Indicates new guidance category
(C) Equity includes Capital Securities

SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                   ADVANTA Corp.


Date:  July 22, 1998               By:/s/Elizabeth H. Mai
                                      Elizabeth H. Mai,
                                      Senior Vice President,
                                      Secretary & General Counsel